Exhibit 10.2

                          INVENTORY/FACTORING AGREEMENT

On this 16th day of August, 2005, Intraop Medical Corporation, a Nevada corporation (the "Company") and E.U. Capital Venture, Inc., a Nevada corporation with E.U.C. Holding, hereafter referred to as the "Lender", agree to the following terms and conditions for inventory/factoring financing:

Lender will provide up to $3,000,000 of combined inventory and factoring finance upon the following terms:

Inventory Terms:

     1.1 Inventory financing for manufacturing of Mobetron units at a rate of one (1%) percent per month.

     1.2 Lender will finance each Mobetron unit up to 90% of manufacturing cost by serial number quoted by CDS, the manufacturer.

     1.3 The Company will grant the Lender a continuing security interest in the Company's Mobetron inventory financed by Lender.

     1.4 All financing provided by Lender is strictly to be used for purchasing of inventory only and upon request by Lender, be accounted for by serial number. Upon completion of a Mobetron serial number, the Lender will release all claims against said Mobetron serial number upon payment in full plus accumulated interest.


Factoring Terms:

     2.1 The Lender (E.U.C. Holding) will have the exclusive option for factoring financing when the Company has a contract in place for delivery outside the United States of America.

     2.2 The Lender will provide up to 80% of the value stated in the Company's sales contract at a rate of two (2) percent per month.

     2.3 Company and Lender agree that a separate "Factoring Assignment" will be signed for each sale financed under this agreement.




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General Provisions:

     3.1 The undersigned further agree that this Inventory/Financing Agreement and any payment hereunder may be extended from time to time based upon business demand and acceptance of both the company and the Lender.

     3.2 The Company will fully insure all inventories in production or held for shipment.

     3.3 In the event is becomes necessary for either party to retain legal counsel for the enforcement of this agreement or any of its terms, if successful in such enforcement by legal proceedings or otherwise, the enforcing party shall be reimbursed by the other party for reasonably incurred attorney's fees and other costs and expenses of collection.

     3.4 Neither party shall assign its rights under this Agreement without the prior written consent of the other party. The terms of this Agreement shall apply to, inure to the benefit of, and bind all parties hereto and their successors and permitted assigns.

     3.5 In addition to the terms stated above, the Company agrees to provide a ten (10%) percent, $300,000, of warrant coverage of the total committed dollar amount in this agreement Warrants to be priced at $0.52 , the volume weighted average price of the Company's stock on the date of this agreement.

     3.6 The Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, as such laws are applied to contracts entered into by residents of such state and performed in such state.




Company                            Lender
INTRAOP MEDICAL CORPORATION        E.U. CAPITAL VENTURE, INC.


/s/ Donald A. Goer                 /s/ Yvonne Morkner
------------------                 ----------------------------------
Donald A. Goer                     Yvonne Morkner
President and CEO                  Secretary/Treasurer





                                   E.U.C. HOLDING


                                   /s/ Mogens Simonsen
                                   ----------------------------------
                                   Mogens Simonsen President